Exhibit 99.1

Press Release dated April 20, 2004

IRIS ENTERS INTO DEFINITIVE AGREEMENTS FOR $12.5 MILLION PRIVATE PLACEMENT

CHATSWORTH, CA., April 20, 2004 - IRIS International, Inc. (NASDAQ: IRIS), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced that it has entered into definitive agreements with new and existing institutional investors with respect to the sale of 2,130,000 shares of the Company's common stock, together with warrants to purchase an additional 319,500 shares of its common stock, for an aggregate purchase price of approximately $12.5 million. The warrants have an exercise price of $7.80 per share and a five-year term. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

"We are pleased with the successful completion of these agreements. We are equally pleased with the significant support from a group of current investors including SIAR Capital and Dolphin Offshore Partners in this transaction, and with the addition of a new group of high quality investors led by The Pinnacle Fund, L.P., which we welcome to IRIS, " said Richard Williams, Chairman of IRIS.

According to César García, IRIS' President and Chief Executive Officer, "This infusion of new capital will strengthen IRIS' balance sheet by eliminating all outstanding debt and provide the Company funding to finance growth internally as well as through potential acquisitions. We anticipate the financing will be slightly dilutive due to increased shares outstanding, partially offset by reduced interest expense."

The closing of the transaction is subject to customary closing conditions. As a result of the private placement, IRIS will have 14.4 million common shares outstanding. The new shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. As part of the transaction, the Company has agreed to file a registration statement covering the resale of the shares of common stock and shares underlying the warrants issued in the financing.

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ®200 fully Automated Urine Microscopy Analyzer utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition capabilities achieves a significant reduction in the cost and time-consuming steps for manual microscopic analysis. The Company's StatSpin® subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ®200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.